DESCRIPTION OF SECURITIES REGISTERED
UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

    As of the date of this Annual Report on Form 10-K of which this Exhibit 4.1 is a part, Stratus Properties Inc. has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock.
The following summary of the terms of our capital stock is not meant to be complete and is qualified by reference to the relevant provisions of the General Corporation Law of the State of Delaware (the Delaware General Corporation Law) and our amended and restated certificate of incorporation, as amended (our certificate of incorporation), and our second amended and restated by-laws (our by-laws). Both our certificate of incorporation and by-laws are exhibits to this Annual Report on Form 10-K filed with the Securities and Exchange Commission.
Authorized Capital Stock
Our certificate of incorporation authorizes us to issue up to 150,000,000 shares of common stock, $0.01 par value per share, and 50,000,000 shares of preferred stock, $0.01 par value per share.
Description of Common Stock
Voting rights. Each share of common stock is entitled to one vote on all matters voted upon by our stockholders, including the election of directors, and do not have cumulative voting rights. Holders of our common stock are entitled to elect all of the members of the class of directors whose term is expiring, subject to the rights of holders of preferred stock, by a plurality vote. Unless otherwise required by law, our certificate of incorporation or by-laws, any matter brought before any meeting of stockholders, other than the election of directors, is decided by the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote thereon, a quorum being present.
Dividends. Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available therefor and subject to the rights of holders of preferred stock.
Liquidation rights. Holders of common stock are entitled to share ratably in all assets legally available for distribution to holders of our common stock in the event of our liquidation, winding up or dissolution, subject to the rights of holders of preferred stock.
Other rights and preferences. The issued and outstanding shares of our common stock are, and the shares of our common stock that we may issue in the future will be, validly issued, fully paid and non-assessable. Shares of our common stock are not redeemable, have no sinking fund provisions, and have no subscription, conversion or preemptive rights.
Transfer agent. The transfer agent and registrar for our common stock is Computershare Inc.
NASDAQ. Our common stock is listed on The Nasdaq Global Market under the symbol “STRS.”
Certain Provisions of Our Certificate of Incorporation and By-laws
Classified Board. Our board of directors has been divided into three classes, with each class consisting, as nearly as possible, of one-third of the total number of the directors and serving a three-year term. This classification of our board of directors may prevent our stockholders from changing the membership of the entire board of directors in a relatively short period of time. At least two annual meetings, instead of one, generally will be required to change the majority of directors. The classified board provisions could have the effect of prolonging the time required for one of our stockholders with significant voting power to gain majority representation on our board of directors. Where approval by a majority of the directors is necessary for a transaction, such as in the case of an interested stockholder business combination (as discussed below), the inability to gain majority representation on our board of directors immediately could discourage takeovers and tender offers.

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Supermajority Voting/Fair Price Requirements. Our certificate of incorporation provides that the approval of the holders of not less than 85 percent of our outstanding common stock is required for:

•any merger or consolidation of our company or any of our subsidiaries with or into any person or entity, or any affiliate of that person or entity, who was within the two years prior to the transaction a beneficial owner of 20 percent or more of our outstanding common stock, which we refer to as an interested party;

•any merger or consolidation of an interested party with or into our company or any of our subsidiaries;

•any sale, lease, exchange, mortgage, pledge, transfer or other disposition of more than 10 percent of the fair market value of the total assets of our company or any of our subsidiaries in one or more transactions involving an interested party;

•the adoption of any plan or proposal for liquidation or dissolution of our company proposed by or on behalf of any interested party;

•the issuance or transfer by us or any of our subsidiaries of securities of our company having a fair market value of $1 million or more to any interested party in one or more transactions; or

•any recapitalization, reclassification, merger or consolidation of our company or any of our subsidiaries that would increase an interested party’s voting power in our company or any of our subsidiaries.

However, the 85 percent voting requirement is not applicable if:

•our board approves the transaction, or approves the acquisition of the common stock that caused the interested person to become an interested person, and the vote includes the affirmative vote of a majority of our directors who are not affiliates of the interested party and who were members of our board prior to the time the interested party became the interested party;

•the transaction is solely between us and any of our wholly owned subsidiaries or between any of our wholly owned subsidiaries; or

•the transaction is a merger or consolidation and the consideration to be received by our common stockholders is at least as high as the highest price per share paid by the interested party for our common stock on the date the common stock was last acquired by the interested party or during a period of two years prior.

Amendments to Supermajority Voting/Fair Price Requirements. The affirmative vote of at least 85 percent of our outstanding capital stock is required to amend, alter, change or repeal the provisions in our certificate of incorporation providing for the supermajority voting/fair price requirements described above, or to adopt any provisions inconsistent therewith. In addition, our certificate of incorporation and our by-laws require the affirmative vote of at least 85 percent of our outstanding capital stock to amend, alter, change or repeal the provisions providing for the classified board structure, and the provisions prohibiting stockholders to act by written consent, to call a special meeting or to fill a vacancy on our board of directors.
Effects of Authorized but Unissued Common Stock and Blank Check Preferred Stock. One of the effects of the existence of authorized but unissued common stock and undesignated preferred stock may be to enable our board of directors to make more difficult or to discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of management. If, in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal was not in our best interest, such shares could be issued by our board of directors without stockholder approval in one or more transactions that might prevent or render more
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difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder group, by putting a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.
In addition, our certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized but unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance also may adversely affect the rights and powers, including voting rights, of those holders and may have the effect of delaying, deterring or preventing a change in control of our company.
Advance Notice of Intention to Nominate a Director. Our by-laws permit a stockholder to nominate a person for election as a director only if written notice of such stockholder’s intent to make a nomination has been delivered to our Secretary within the time periods and in the manner specified in our by-laws. Any nomination that fails to comply with these requirements may be disqualified.
Advance Notice of Stockholder Proposals. Our by-laws permit a stockholder proposal to be presented at a stockholders’ meeting only if prior written notice of the proposal has been delivered to our Secretary within the time periods and in the manner specified in our by-laws.
No Ability of Stockholders to Call Special Meetings. Our certificate of incorporation and by-laws provide that, except to the extent that holders of preferred stock have the right to call a special meeting in some circumstances, only our board of directors, the chairman of our board, or the president may call special meetings of the stockholders.
No Ability of Stockholders to Act by Written Consent. Our certificate of incorporation denies our stockholders the right to take any action required or permitted to be taken at any annual or special meeting of stockholders by written consent.
Removal of Directors; Filling Vacancies on Board of Directors. Under the Delaware General Corporation Law, a director on a classified board may be removed only for cause by a vote of the shareholders. Our certificate of incorporation and by-laws provide that newly created directorships resulting from any increase in the number of directors and any vacancies on our board of directors resulting from the death, resignation, disqualification or removal of a director, or other reason, may be filled only by a majority vote of the remaining directors, regardless of any quorum requirements. Any director so elected will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor has been elected and qualified.
Amendment of By-laws. Our certificate of incorporation and by-laws provide that our by-laws may be altered, amended, changed or repealed by vote of the stockholders or at any meeting of our board of directors by the vote of a majority of the directors present or as otherwise provided by statute.
Limitation of Liability of Directors and Officers. As permitted by the Delaware General Corporation Law, our certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to our company or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under section 174 of the Delaware General Corporation Law or (4) for any transaction from which the director derived an improper personal benefit. The effect of this provision is to eliminate our rights and our stockholder’s rights to recover monetary damages against a director for breach of a fiduciary duty of care. The provision does not eliminate or limit our right, or the right of a stockholder, to seek non-monetary relief, such as an injunction or rescission. In addition, our certificate of incorporation provides for mandatory indemnification rights to the fullest extent permitted by law to any director or executive officer who (because of the fact that he or she is our director or officer) is involved in a legal proceeding. These indemnification rights include reimbursement for expenses incurred by the director or officer in advance of the final disposition of a proceeding according to applicable law.
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Forum for Adjudication of Disputes
Our by-laws provide that to the fullest extent permitted by law, and unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (Court of Chancery) shall be the sole and exclusive forum for (1) any derivative action or proceeding brought in the name or right of our company or on its behalf, (2) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee, stockholder or other agent of the company to the company or our stockholders, (3) any action arising or asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or any provision of our certificate of incorporation or by-laws or as to which the Delaware General Corporation Law confers jurisdiction on the Court of Chancery or (4) any action asserting a claim governed by the internal affairs, doctrine, including, without limitation, any action to interpret, apply, enforce or determine the validity of our certificate of incorporation or by-laws. Any person or entity purchasing or otherwise acquiring any interest in share of our company’s stock will be deemed to have notice of and consented to these provisions.
The exclusive forum provision will not preclude or contract the scope of exclusive federal or concurrent jurisdiction for actions brought under the federal securities laws including the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended. This provision may increase costs to bring a claim, discourage claims or limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us or our directors, officers and other employees. If a court were to find the exclusive forum provision contained in our by-laws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions.
Description of Preferred Stock
Our board of directors may, without stockholder approval, authorize us to issue shares of preferred stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series, including but not limited to dividend, voting, conversion and liquidation preference rights. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of our company before any payment is made to the holders of shares of common stock. In some circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. The issuance of any shares of preferred stock in the future could adversely affect the rights of the holders of common stock.
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